                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                 April 15, 2004
                Date of Report (Date of earliest event reported)



                           Circuit Research Labs, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



Arizona                             0-11353                           86-0344671
--------------------------------------------------------------------------------
(State or other jurisdiction        (Commission                    (IRS Employer
of incorporation)                   File Number)             Identification No.)


1302 West Drivers Way
Tempe, Arizona                                                             85284
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)



                                 (480) 403-8300
--------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS

      As of April 15, 2004, the Company is currently waiting for third party information that has not been supplied to our auditors. We are unable to finalize the audit of our financial statements until that material is received.

      Although the audit is not complete, the Company provides the following unaudited operating information:

      In its annual report on Form 10-KSB for the year ended December 31, 2003, the Company will report net sales of approximately $12.4 million, an increase of approximately $1.6 million, or 15%, as compared to the previous year ended December 31, 2002. The increase in net sales is primarily attributable to a 44% increase in sales to the Company's single largest customer, along with a 18% increase in sales of our products in Europe.

      Gross profit for the year ended December 31, 2003 was 55% compared to 45% for the same period in 2002. The increase in gross profit is primarily due to the increase in sales coupled with our ability to increase production runs, allowing us to reduce costs associated with set up and labor.

      Operating revenue for the year ended December 31, 2003 was approximately $932,000, an increase of approximately $2,363,000 over the $1,431,000 operating loss for the year ended December 31, 2002. The change is primarily attributed to the increase in sales along with our ability to keep costs down along with better cost controls in 2003.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  CIRCUIT RESEARCH LABS, INC.




Date: April 15, 2004              By: /s/ Robert McMartin
                                      ------------------------------------------
                                      Robert McMartin
                                      Vice President and Chief Financial Officer